Date:	August 26, 2010
For Release:	Immediate
Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, VP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Announces Second Quarter Financial Results

•   Earnings Per Share up 38% Versus Last Year’s Second Quarter

Harleysville, PA, August 26, 2010 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the second quarter ended July 31, 2010.

Net sales for the second quarter ended July 31, 2010 were $21.4 million compared with net sales of $20.9 million for the same quarter last year. Net income totaled $1.6 million and diluted earnings per share were $0.11 for the second quarter, compared with net income of $1.2 million and diluted earnings per share of $0.08 for the same period last year, increases of 31% and 38%, respectively.

New order bookings for the second quarter were up 14% to $22.1 million compared with $19.4 million for the second quarter last year. As a result, the Company’s backlog of orders as of July 31, 2010 totaled $17.7 million compared with $13.1 million last year, an increase of 35%. Substantially all of the July 31, 2010 backlog is expected to be shipped during the current fiscal year.

“Demand for Met-Pro’s products continues to remain strong as evidenced by the 14% increase in second quarter new order bookings, which followed a 17% increase in new order bookings during the first quarter ended April 30, 2010,” stated De Hont. “We are encouraged that the increase in new order bookings both in the second quarter and year-to-date was achieved without the benefit of any material contribution from large projects, the timing of which remains unpredictable.  Large project quotation activity, however, remains steady adding to an already significant pipeline of opportunities. We are also encouraged by the improvement in gross margin during the second quarter, 37% versus 34% for last year’s second quarter, as well as the improvement in income from operations as a percentage of sales, 11% versus 8% for last year’s second quarter. The continued strength in new order bookings, together with our steady quotation activity and the underlying fundamental strength of our business, gives us continued optimism about our future prospects.”

Net sales for the six months ended July 31, 2010 were $43.7 million compared with $40.5 million for the same period last year, an increase of 8%. Net income for the first half ended July 31, 2010 totaled $3.0 million compared with $2.1 million for the same period last year, an increase of 39%. For the first half ended July 31, 2010, earnings were $0.20 per fully diluted share compared with earnings of $0.15 per fully diluted share for last year’s first half, an increase of 33%.

Cash flows from operating activities for the six months ended July 31, 2010 totaled $5.2 million, which increased the Company’s cash position at July 31, 2010 to a record $34.2 million. This cash balance, though underperforming in today's investment market, provides for acquisition opportunities as well as continued shareholder dividends.

On June 11, 2010, the Company paid a quarterly dividend of $0.06 per share to shareholders of record at the close of business on May 28, 2010. In addition, the Board of Directors, at their meeting on June 2, 2010, declared a quarterly dividend of $0.06 per share payable September 15, 2010 to shareholders of record at the close of business on September 1, 2010. This is the thirty-fifth consecutive year that Met-Pro Corporation has paid either a cash or stock dividend.

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Met-Pro Corporation/Page 2

Mr. De Hont and Gary J. Morgan, Senior Vice President of Finance and Chief Financial Officer, will hold a conference call for investors today, August 26, 2010, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, will be available on Met-Pro’s Investor Relations website at www.met-pro.com/html/invrel.htm prior to the beginning of the conference call.

Interested persons who wish to hear the live webcast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling the US/Canada Dial-In # 877-818-7738 or the International Dial-In # 706-643-9333 (conference ID 89900484) at 10:55 AM (Eastern) today. A taped replay of the conference call will be available within two hours of the conclusion of the call and until September 9, 2010. To access the taped replay, call the US/Canada Dial-In # 800-642-1687 or the International Dial-In # 706-645-9291 and enter conference ID 89900484.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a leading niche-oriented global provider of product recovery, pollution control and fluid handling solutions. The Company’s diverse and synergistic solutions and products address the world’s growing need to meet more stringent emission regulations, reduce energy consumption and employ green technology. Through its global sales organization, internationally recognized brands, and operations in the United States, Canada, Europe and The People's Republic of China, Met-Pro’s solutions, products and systems are sold to a well-diversified cross-section of customers and markets around the world. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.

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Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
Net sales	$21,436,886	$20,885,583	$43,713,963	$40,526,591
Cost of goods sold	13,593,734	13,779,630	27,889,272	26,407,670
Gross profit	7,843,152	7,105,953	15,824,691	14,118,921

Operating expenses
Selling	2,766,920	2,520,401	5,699,817	5,048,933
General and administrative	2,769,202	2,815,950	5,714,804	5,828,277
	5,536,122	5,336,351	11,414,621	10,877,210
Income from operations	2,307,030	1,769,602	4,410,070	3,241,711

Interest expense	(27,176)	(53,632)	(109,686)	(107,455)
Other income, net	72,765	62,787	190,233	76,752
Income before taxes	2,352,619	1,778,757	4,490,617	3,211,008

Provision for taxes	799,889	595,889	1,526,809	1,075,691

Net income	$1,552,730	$1,182,868	$2,963,808	$2,135,317

Basic earnings per share	$.11	$.08	$.20	$.15
Diluted earnings per share	$.11	$.08	$.20	$.15

Average common shares outstanding:
Basic shares	14,619,443	14,600,109	14,619,614	14,600,109
Diluted shares	14,702,134	14,660,511	14,709,756	14,672,811

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Met-Pro Corporation
Consolidated Balance Sheets

	July 31, 2010	January 31, 2010
Assets	(unaudited)
Current assets
Cash and cash equivalents	$34,224,143	$31,387,108
Accounts receivable, net of allowance for
doubtful accounts of approximately
$174,000 and $204,000, respectively	14,882,841	14,011,950
Inventories	14,895,658	16,136,521
Prepaid expenses, deposits and other current assets	1,191,695	1,709,664
Total current assets	65,194,337	63,245,243

Property, plant and equipment, net	19,316,335	19,860,751
Goodwill	20,798,913	20,798,913
Other assets	915,896	703,452
Total assets	$106,225,481	$104,608,359

Liabilities and shareholders’ equity
Current liabilities
Current portion of long-term debt	$713,713	$534,251
Accounts payable	4,765,775	4,297,936
Accrued salaries, wages and expenses	3,914,209	3,425,691
Dividend payable	877,220	876,279
Customers’ advances	646,168	882,637
Deferred income taxes	181,253	181,253
Total current liabilities	11,098,338	10,198,047

Long-term debt	3,323,571	3,536,755
Other non-current liabilities	8,014,124	8,179,410
Deferred income taxes	1,677,605	1,716,563
Total liabilities	24,113,638	23,630,775

Shareholders’ equity
Common shares, $.10 par value; 36,000,000 shares
authorized, 15,928,679 shares issued, of which
1,308,333 and 1,311,664 shares were reacquired
and held in treasury at the respective dates	1,592,868	1,592,868
Additional paid-in capital	3,319,943	2,988,950
Retained earnings	91,871,467	90,662,820
Accumulated other comprehensive loss	(4,063,050)	(3,679,641)
Treasury shares, at cost	(10,609,385)	(10,587,413)
Total shareholders’ equity	82,111,843	80,977,584
Total liabilities and shareholders’ equity	$106,225,481	$104,608,359

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Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
Net sales
Product Recovery/Pollution Control Technologies	$9,707,182	$10,318,060	$20,720,407	$17,888,042
Fluid Handling Technologies	6,508,959	5,731,503	13,039,530	12,709,965
Mefiag Filtration Technologies	2,508,470	1,991,682	4,942,719	4,478,932
Filtration/Purification Technologies	2,712,275	2,844,338	5,011,307	5,449,652
	$21,436,886	$20,885,583	$43,713,963	$40,526,591

Income (loss) from operations
Product Recovery/Pollution Control Technologies	$642,236	$903,152	$1,158,397	$1,048,355
Fluid Handling Technologies	1,314,468	971,076	2,603,264	2,277,081
Mefiag Filtration Technologies	163,446	(143,031)	369,965	(158,434)
Filtration/Purification Technologies	186,880	38,405	278,444	74,709
	$2,307,030	$1,769,602	$4,410,070	$3,241,711

			July 31, 2010	January 31, 2010
Identifiable assets
Product Recovery/Pollution Control Technologies			$33,398,737	$34,466,168
Fluid Handling Technologies			17,282,063	18,068,428
Mefiag Filtration Technologies			12,752,807	12,257,281
Filtration/Purification Technologies			8,271,502	8,257,837
			71,705,109	73,049,714
Corporate			34,520,372	31,558,645
			$106,225,481	$104,608,359

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Met-Pro Corporation
Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended July 31,
	2010	2009

Cash flows from operating activities
Net income	$2,963,808	$2,135,317
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	882,993	980,752
Deferred income taxes	(1,203)	(1,195)
(Gain)/loss on sales of property and equipment, net	668	(13,695)
Stock-based compensation	322,944	329,753
Allowance for doubtful accounts	(29,709)	71,397
Changes in operating assets and liabilities:
Accounts receivable	(875,673)	6,484,484
Inventories	1,151,115	2,250,735
Prepaid expenses, deposits and other assets	282,742	425,126
Accounts payable and accrued expenses	897,029	(2,768,636)
Customers’ advances	(237,335)	(4,960)
Other non-current liabilities	(165,287)	212,557

Net cash provided by operating activities	5,192,092	10,101,635

Cash flows from investing activities
Proceeds from sales of property and equipment	–	20,382
Acquisitions of property and equipment	(527,064)	(1,262,800)

Net cash used in investing activities	(527,064)	(1,242,418)

Cash flows from financing activities
Proceeds from new borrowing	189,074	485,336
Reduction of debt	(263,430)	(238,287)
Exercise of stock options	252,924	–
Payment of dividends	(1,754,220)	(1,752,013)
Purchase of treasury shares	(266,847)	–

Net cash used in financing activities	(1,842,499)	(1,504,964)
Effect of exchange rate changes on cash	14,506	91,087

Net increase in cash and cash equivalents	2,837,035	7,445,340

Cash and cash equivalents at February 1	31,387,108	21,749,653

Cash and cash equivalents at July 31	$34,224,143	$29,194,993

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